Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form F-3 of Youlife Group Inc. of our report dated April 30, 2026, relating to the audit of the consolidated balance sheets of Youlife Group Inc. and its subsidiaries (collectively the “Group”) as of December 31, 2025 and 2024, and the related consolidated statements of operations and comprehensive income / (loss), changes in equity, and cash flows for each of the three years in the period ended December 31, 2025, and the related notes, which report appears in the Company’s annual report on Form 20-F for the year ended December 31, 2025, filed with the Securities and Exchange Commission on April 30, 2026, and is incorporated by reference in this Registration Statement.

We also consent to the reference to our firm under the heading “Experts” in such Registration Statement.

/s/ Onestop Assurance PAC

Onestop Assurance PAC

Singapore

September 29, 2026